Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

OUTFRONT Media Inc.
(Exact Name of Registrant as Specified in its Charter)mi

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations (1)	457(h)	$20,000,000	100%	$20,000,000 (2)	$0.0001531	$3,062
Total Offering Amounts					$20,000,000		$3,062
Total Fee Offsets							$0.00
Net Fee Due							$3,062

Offering Note(s)

(1)The deferred compensation obligations are unsecured obligations of OUTFRONT Media Inc. (the “Registrant”) to pay deferred compensation in the future pursuant to the terms of the Registrant’s Excess 401(k) Plan (the “Plan”).
(2)The maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), based upon an estimate of the amount of compensation participants may defer and the Registrant’s discretionary matching contributions under the Plan.  In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.